UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 12, 2006

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-17020	87-0429944
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

One Jenner, Suite 100
Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(949) 743-2000

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events.

We hereby update our description of certain risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations from those described under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2006. We also update the description of our business from that described under the heading “Item 1. Business” in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on April 3, 2006. The updated descriptions are as set forth below.

Forward Looking Statements

This Current Report on Form 8-K contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend,” “expect” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted below and other cautionary statements throughout this Report and our other filings with the SEC. You should also keep in mind that all forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If one or more risks identified in this Report or any other applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and all of the other information set forth in this Report before deciding to invest in shares of our common stock. If any of the adverse events or developments described below occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business.

We may continue to experience net losses from operations and may never become profitable.

We have experienced net losses in each quarter since our inception and as of June 30, 2006 had an accumulated deficit of $14.8 million. We are uncertain when, or if, we will generate net income. Even if we do generate net income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure or expenses associated with our operations, or due to an event such as significant litigation or a significant transaction may cause us to again experience net losses. We may never become profitable for the long-term, or even for any quarter.

Our quarterly operating results have fluctuated significantly in the past and will continue to fluctuate in the future, which could cause our stock price to decline.

Our quarterly operating results have fluctuated significantly in the past, and we believe that they will continue to fluctuate in the future, due to a number of factors, many of which are beyond our control. If in future periods our operating results do not meet the expectations of investors or analysts who choose to follow our company, our stock price may fall. Factors that may affect our quarterly operating results include the following:

•	fluctuations in the size and timing of customer service orders and customer usage rates from one quarter to the next;

•	timing of delivery of our services and products;

•	addition of new customers or loss of existing customers;

•	our ability to enhance our services and products with new and better functionality;

•	costs associated with obtaining servers and additional bandwidth to satisfy customer demand;

•	productivity and growth of our sales force;

•	new product announcements or introductions or changes in pricing by our competitors;

•	the effect of variations in the market price of our common stock on our equity-based compensation expenses;

•	acquisitions of businesses or customers;

•	technology and intellectual property issues associated with our products; and

•	general economic trends, including changes in information technology spending or geopolitical events such as war or incidents of terrorism.

We are dependent on a concentrated number of customers, and a material reduction in revenue from any of our significant customers would harm our financial results.

Historically, a significant portion of our revenues has come from a limited number of customers. We may not be able to sustain our revenue levels from these customers because our revenues have largely been generated in connection with these customers’ decisions to choose our Streaming Service for Flash, Streaming Service for Windows Media and managed hosting and colocation services versus competing services. During the six months ended June 30, 2006, MySpace, Inc. accounted for 33% of our revenue. Our current agreement with MySpace, Inc. expires on September 30, 2006, and we expect that extensions or renewals of our agreement, if any, will be of short durations or terminable upon short-term notice. If MySpace, Inc. elects not to continue our agreement or reduces its usage of our CDN, our revenues will decrease. During 2005, Comcast Corporation, MySpace, Inc. and World Netmedia, LLC accounted for approximately 14%, 11% and 11% of our revenue, respectively. During 2004, World Netmedia, LLC and Hypermedia Systems, Inc. accounted for approximately 18% and 10% of our revenue, respectively. Several additional customers individually accounted for between 1% and 9% of our revenues during the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004. Many of our agreements with customers are only for a year at a time and are generally terminable at any time upon short-term notice. In addition, during the term of an agreement, customer usage may expand or contract dramatically. Costs and disruptions associated with changing CDN providers are generally insignificant. Our largest customers generally use several CDN providers and, as a result, can move their business rapidly. As a result, customers accounting for a significant portion of our revenue could change CDN providers in any given quarter. Decisions by one or more significant customers to terminate or not renew their agreements with us, or to substantially reduce their use of our services, could substantially slow our revenue growth or lead to a decline in revenue.

We are substantially dependent upon technology and services provided by third parties, including our licenses of Adobe and Microsoft, and we may not be able to continue our current operations without such technology and services.

We rely on other companies to provide software licenses and supply key components of our network infrastructure, including Internet bandwidth, which constitutes our largest direct cost of providing services, and networking equipment. Additionally, we rely on third-party development of technology to provide media-related functionality, such as streaming media formats. We do not have long-term agreements governing the supply or license of many of these services or technologies, and most are available from only limited sources. Our Streaming Service for Flash and Streaming Service for Windows Media services are dependent upon licenses from Adobe Systems Incorporated and Microsoft Corporation, respectively. Our licenses are effective for the term of the applicable license agreements, which have limited terms and may be terminated early following an uncured material breach or may not be renewed upon expiration. Our license from Adobe terminates in December 2006. We have two successive one-year options to renew this license. Our license from Microsoft terminates in February 2007. A termination or nonrenewal of our license agreements with Adobe or Microsoft would result in a decrease in revenue and would harm our business. In the future, irrespective of our licenses with Adobe or Microsoft, we may be unable to continue to obtain needed services or licenses for needed technologies on commercially reasonable terms, or at all, which would harm our ability to continue to provide services, our cost structure and/or the quality of our services.

If we are unsuccessful in introducing our ad selection and ad insertion service and if our customers do not adopt our ad selection and ad insertion technology, we may not be able to achieve or sustain our anticipated growth.

We currently offer ad insertion technology for audio and video streams. Our VitalStream Advertising Service is designed to enable customers to turn existing streaming traffic into content packaged with advertising. To date, our revenues from VitalStream Advertising Service have not been material. Ad insertion for audio and video streams is a new technology and a new method of advertising and is subject to technological and market acceptance risk. If our VitalStream Advertising Service fails to achieve market acceptance, we may not grow our business, and our revenue may grow slower than expected. In addition, if we do not continue to improve our VitalStream Advertising Service, it may not remain competitive with other services.

If we acquire or invest in other companies, assets or technologies and we are not able to integrate them with our business, or we do not realize the anticipated financial and strategic goals for any such transaction, our financial performance may be impaired.

As part of our growth strategy, we recently acquired substantially all of the assets of EON Streams, Inc. We have also made several other business acquisitions in the past. We routinely consider acquiring or making investments in companies, assets or technologies that we believe are strategic to our business. We do not have extensive experience in integrating new businesses or technologies, and if we acquire or invest in a company or technology, we will be exposed to a number of risks, including:

•	we may find that the acquired company or technology does not further our business strategy, that we overpaid for the company or technology or that the economic conditions underlying our acquisition decision have changed;

•	we may have difficulty integrating the assets, technologies, operations or personnel of an acquired company, or retaining the key personnel of the acquired company;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•	we may encounter difficulty entering and competing in new product or geographic markets or increased competition, including price competition or intellectual property litigation; and

•	we may experience significant problems or liabilities associated with product quality, technology and legal contingencies relating to the acquired business or technology, such as intellectual property or employment disputes.

In addition, from time to time we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs. If we were to proceed with one or more significant acquisitions or investments in which the consideration included cash, we could be required to use a substantial portion of our available cash. To the extent we issue shares of capital stock or other rights to purchase capital stock, including options and warrants, existing stockholders might be diluted. In addition, acquisitions and investments may result in the incurrence of debt, large one-time write-offs, such as for acquired in-process research and development costs, and restructuring charges.

Our operations are subject to potential disruption from system failure and security risks that could lead to a loss of customers and harm our business.

Our operations are dependent upon our ability to protect our CDN against interruptions, damages and other events that may harm our ability to provide services to our customers on a short-term or long-term basis and may lead to lawsuits, customer losses, liabilities and harm to our reputation. We may not have in place adequate quality assurance procedures or redundancy and may fail to detect inadequacies until problems arise. If we are unable to identify problems on a timely basis, we could experience a loss of revenues and market share, damage to our reputation, increased expenses and legal actions by our customers. Our content delivery network and core operations are vulnerable to various potential problems, including the following:

•	our network infrastructure, or that of our key suppliers, may be damaged or destroyed, and our ability to provide service may therefore be interrupted or eliminated, by natural disasters, such as fires, earthquakes and floods, or by power outages, telecommunications failures or similar events;

•	we and our users may experience interruptions in service as a result of the accidental or malicious actions of Internet users or hackers, including current or former employees;

•	we and our users may experience interruptions in service as a result of the failure of our suppliers, particularly suppliers of electricity and bandwidth, to perform their contractual obligations. Our recourse against such suppliers is generally limited;

•	unauthorized access to our network and servers may jeopardize the security of confidential information stored in our computer systems and our customers’ computer systems, which may result in liability to our customers, and also potentially to us, and may deter potential customers;

•	we may face liability for transmitting computer viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers; and

•	failures of our hardware, software or systems, or those of our suppliers, may disrupt service to our customers, and, therefore, from our customers to their customers, which could materially impact our operations and the operations of our customers, and harm our relationships with our customers and lead to potential lawsuits and liabilities.

For example, certain customers have experienced interruptions in service as a result of public utility power outages affecting our Los Angeles data center that resulted in certain secondary failures in the back-up power supply of the data center landlord on several occasions in the past year. In each case, we have received requests from some affected customers and agreed to provide service credits to certain customers primarily in accordance with our standard service level agreement and, in some cases, in accordance with different terms.

Interruptions in service, transmissions of viruses and other problems arising from one of, or a combination of, a natural disaster, power outage, unauthorized access, computer virus, equipment, software or system failure or other disruption could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise lead to a decrease of revenues, increase in expenses or adverse affect on our business, financial condition and results of operations.

Our failure to meet performance standards under our service level agreements could result in our customers terminating their relationship with us or our customers being entitled to receive service credits which could lead to reduced revenues.

We have service level agreements with substantially all of our customers in which we provide various guarantees regarding our levels of service. As a result, service interruptions could result in difficulty maintaining our service level commitments required by these agreements. If we fail to provide the levels of service required by these agreements, our customers may be able to receive service credits for their accounts, as well as terminate their relationship with us. In addition, any inability to meet our service level commitments could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would harm our ability to generate revenues and our operating results.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results will suffer.

In order to successfully implement our business strategy, we must achieve substantial growth in our customer base through sales, business acquisitions or a combination thereof. We may not achieve such growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially as we expand into multiple facilities at distant locations.

Rapid growth would also require an increase in the capacity, efficiency and accuracy of our billing and customer support systems. This would require an increase in the number of our personnel, particularly within accounting, customer service and technical support. Because of competition for employees and difficulties inherent in hiring, retaining and training large numbers of service and support personnel in a short period of time, we may be short staffed at times or be staffed with relatively inexperienced personnel. Our labor, administrative, professional fees and other costs may also increase. Any failure to expand our technical and personnel infrastructure with our business could lead to a decline in the quality of our sales, marketing, service, or other aspects of our business and lead to a long-term decline in revenue.

If we are unable to sell our services at acceptable prices relative to our costs, our business and financial results are likely to suffer.

Prices we have been charging for some of our services have declined in recent years. We expect that this decline may continue in the future as a result of, among other things, existing and new competition in the markets we serve. Consequently, our historical revenue rates may not be indicative of future revenues based on comparable traffic volumes. If we are unable to sell our services at acceptable prices relative to our costs or if we are unsuccessful with our strategy of selling additional services and features to our existing content delivery customers, our gross margins will decrease, and our business and financial results will suffer.

If we are unable to keep up with evolving industry standards and changing user needs, our business is likely to suffer, and we may need to deploy significant company resources to keep up with evolving industry standards and changing user needs.

The market for our Internet streaming and other services, and the markets for products and services utilizing our streaming and other services, are relatively new and rapidly evolving. As our customers’ needs and industry standards continue to evolve, our success will depend, in part, on our ability to timely and accurately identify emerging trends and to modify our services offerings accordingly. We may be unable to modify our proprietary technology, obtain licenses for key third-party technologies or integrate technologies rapidly and efficiently enough to keep pace with emerging trends. We may fail to identify and invest in technologies that subsequently dominate the industry, and we may build our offerings around, and invest in, technologies that fail to achieve a substantial foothold in the industry. In addition, new industry standards or technologies could render our Internet streaming and other services obsolete and unmarketable or require substantial reduction in the fees we charge.

Any failure on our part to properly identify, invest in and adopt new technologies that subsequently achieve market dominance in a timely and cost effective manner could lead to a substantial reduction in our market share, a reduction in our revenue and an increase in our operating costs. Any such decrease in revenues, or increase in costs, would harm our business, financial condition and results of operations.

The market for services supported by our Internet streaming services may not continue to grow at a sufficient pace to permit our continued growth.

Our continued growth is dependent upon the continued expansion of the markets for services supported by our Internet broadcasting and streaming services. This includes markets for services such as the streaming of movie trailers and music samples online, virtual home tours, online video games, live streamed sporting events or concerts and video conferences or presentations. The market for streaming-supported services may not continue to grow for various reasons, including:

•	consumers may determine not to view or listen to streamed audio and video over the Internet because of, among other factors, poor reception of streamed broadcasts or the creation or expansion of competing technologies, such as television beaming or interactive cable that may provide a similar service at lower cost or with better features;

•	consumers may not acquire high-speed connectivity to the Internet, which is essential for viewing streamed digital media, in sufficient numbers to support growth in the data streaming;

•	risks related to copyright and patent infringement, royalty payments to artists and publishers, illegal copying and distribution of data, or other intellectual property issues may limit the feasibility of streaming digital media;

•	new technologies may make it more feasible and cost effective for our customers to bring streaming in house;

•	customers that use the Internet to broadcast presentations or meetings may determine that alternative means of communications are more effective or less expensive; and

•	new laws and regulations, including confusing or expensive tax laws, may increase the cost to our customers or to the public of transacting business or streaming or viewing digital media over the Internet.

If the market for streaming-dependent services does not grow, or grows more slowly than expected, our business, results of operations and financial condition will be harmed. Our business plan assumes continued growth in revenue, and it is unlikely that we could become profitable if our revenue was to cease growing.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against existing or future competitors of our businesses.

We have experienced, and expect to continue to experience, increasingly competitive markets for our services. Our current and future competitors in Internet streaming may include other CDN providers, Internet broadcast network specialty providers and alternative access providers such as cable television companies, direct broadcast satellite companies, telecommunication companies, wireless communications providers and other established media. Our current and future competitors in hosting and colocation may include other Internet hosting, colocation and access businesses, including such major providers as Savvis and AT&T. Barriers to entry in the hosting and colocation business are minimal.

Many of our existing and prospective competitors have longer operating histories and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Competitors with an extended operating history, a strong financial position and an established reputation have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven or unstable. In addition, our competitors may be able to use their extensive resources to our disadvantage in the following ways, among others:

•	to improve and expand their communications and network infrastructures more quickly than we can;

•	to reduce costs, particularly bandwidth costs, because of discounts associated with large volume purchases;

•	to offer less expensive streaming, hosting, colocation and related services as a result of a lower cost structure, greater capital reserves or otherwise;

•	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

•	to offer bundles of related services that we are unable to offer;

•	to take advantage of acquisition and other opportunities more readily; and

•	to devote greater resources to the marketing and sales of their products.

If we are unable to compete effectively in our various markets, or if competition places downward pressure on the prices at which we offer our services, our business, financial condition and results of operations may suffer.

Our sales cycle requires us to expend a significant amount of resources, and could have an adverse effect on the amount, timing and predictability of future revenues.

The sales cycle of our products and services, beginning from our first customer contact to closing of the sale, often ranges from one to three months. We may expend significant resources during the sales cycle and ultimately fail to close the sale. The success of our sales process is subject to factors over which we have little or no control, including:

•	the timing of our customers’ budget cycles, approval processes and product launches;

•	the announcement or introduction of competing products; and

•	established relationships between our competitors and our potential customers.

We expend substantial time, effort and money educating our current and prospective customers as to the value of our products and services. Even if we are successful in persuading lower-level decision makers within our customers’ organizations of the benefits of our products and services, senior management might nonetheless elect not to buy our products and services after months of sales efforts by our employees or resellers. If we are unsuccessful in closing sales after expending significant resources, this would result in a decrease in revenues and increase in operating expenses and would harm our business.

If we are unable to maintain peering arrangements with Internet Service Providers on favorable terms, our revenues could decrease and our operations could be harmed.

We enter into “peering” agreements with Internet Service Providers. “Peering” is the voluntary interconnecting of distinct data networks on the Internet in order to increase the number of alternatives participants have for the routing of data. Previously, many providers agreed to exchange traffic without charging each other. Recently, however, many providers that previously offered peering have reduced peering relationships or are seeking to impose charges for transit. Increases in costs associated with Internet and exchange traffic could have an adverse effect on our business. If we are not able to maintain our peering relationships on favorable terms, our costs may increase or, if we decrease our use of peering relationships, the data transmission speed experienced by our customers may decrease. Such an increase in cost, decrease in transmission speed or combination of the two would likely lead to a decrease in our customer base and otherwise harm our business. In addition, consolidation in the telecommunication industry has led to fewer companies providing Internet bandwidth between major nodes, which may lead to higher prices for the bandwidth services we depend upon.

The network architecture and data tracking technology underlying our services is complex and may contain errors in design or implementation that could harm our business.

The network architecture and data tracking technology underlying our streaming and hosting services is complex and includes software and code used to generate customer invoices. This software and code is either developed internally or licensed from third parties. Any of the system architecture, system administration, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when first introduced or when new versions or enhancements to our services are released. In addition, with respect to certain usage-based billing, the data used to bill the customer for usage is an estimate, based upon complex formulas or algorithms. We or the customer may subsequently believe that such formulas or algorithms overstate or understate actual usage. In any such case, a design or application error could cause overbilling or underbilling of our customers, which may:

•	harm our relationship with those customers and others, possibly leading to a loss of affected and unaffected customers;

•	lead to billing disputes and related legal fees, and diversion of management resources;

•	increase our costs related to product development; and/or

•	result in a decrease in revenues and increase in expenses, either prospectively or retrospectively.

We may have insufficient transmission, electrical power and server capacity, which could result in interruptions in our services and loss of revenues.

Our operations are dependent in part upon transmission and electrical power capacity provided by third-party telecommunications network providers and power companies or owners of the facilities at which our data centers are located. In addition, our content delivery network must be sufficiently robust to handle all of our customers’ traffic. We may not be adequately prepared for unexpected increases in bandwidth demands by our customers, and the bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including due to payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers. If we do not have adequate access to third-party transmission capacity, we could lose customers. If we are unable to obtain adequate transmission capacity or power on terms commercially acceptable to us, or at all, our business and financial results could suffer. We may not be able to deploy on a timely basis enough servers to meet the needs of our customer base or effectively manage the functioning of those servers. In addition, damage or destruction of, or other denial of access to, a facility where our servers are housed could result in a reduction in, or interruption of, service to our customers.

If “network neutrality” principles do not continue to govern the Internet, our business may be harmed by an increase in costs associated with the bandwidth underlying our streaming services.

The Internet is currently “network neutral.” This means that network providers generally transport all packets of data on a first come, first served basis, offer service plans distinguished only by bandwidth, refrain from billing third parties for network service and provide access to all sources of content on an equal basis. Residential broadband providers such as Verizon, Comcast, and AT&T have proposed tiered service offerings. In a tiered, as opposed to a neutral system, data from entities that purchase the higher tiered and more expensive service streams through the Internet faster and with more consistency than data from entities that have purchased lower tiered offerings. If content providers are able to charge for premium services, because of the importance of speed and quality to our streaming services, we would likely be required by our customers to purchase and pay for premium services, which may significantly increase our bandwidth and related costs. We would likely attempt to pass along these premium charges to our customers. If our customers are unwilling to pay premium charges, or if our competitors are able to provide premium services in a more cost-effective manner than we are, we would experience an increase in costs without a corresponding increase in revenue, which would harm our business and results of operations.

Third party claims that we infringe upon their intellectual property rights could be costly to defend or settle and could harm our business and reputation.

Litigation regarding intellectual property rights is common in our industry and in the Internet and software industries generally. For example, Akamai Technologies Inc. recently filed a patent infringement lawsuit against Limelight Networks Inc. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property that we developed ourselves or that we license from third parties. Third parties may bring claims of infringement against us, or against others from whom we license intellectual property, which may be with or without merit. We could be required, as a result of an intellectual property dispute, to do one or more of the following:

•	cease making, selling, incorporating or using products or services that rely upon the disputed intellectual property;

•	obtain from the holder of the intellectual property right a license to make, sell or use the disputed intellectual property, which license may not be available on reasonable terms, or at all;

•	redesign products or services that incorporate disputed intellectual property;

•	pay monetary damages to the holder of the intellectual property right; or

•	spend significant amounts of time and money defending such a dispute.

The occurrence of any of these events could result in substantial costs and diversion of resources or could severely limit the products and services we can offer, or delay the delivery of products and services, which could seriously harm our business, operating results, reputation and financial condition. We may learn of intellectual property of third parties that merits a closer examination, and in such case, we may spend time and money analyzing such other third party intellectual property, and if appropriate, obtain non-infringement and/or invalidity opinions from counsel.

In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our products or services infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims and ultimately be required to pay substantial monetary damages in the event of a successful infringement claim against us. In the event of an infringement claim, our customers may also be subject to the costs and other consequences set forth above, which we may be required to bear on their behalf. Defense of any lawsuit or payment of any damages, or failure to obtain any such required licenses, could harm our business, operating results and financial condition.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology, our competitive position could be harmed, we could be required to incur expenses to enforce our rights, and our business may suffer.

We depend on our ability to develop and maintain the proprietary aspects of our technology. We have filed trademark registrations with respect to certain trade names we use, have acquired rights under pending patent applications and have acquired a copyright registration with respect to certain copyrights acquired in the acquisition of PlayStream. We also seek to protect our copyrights, trade secrets and other proprietary information through a combination of contractual provisions, confidentiality procedures, and common law copyright and trademark principles, but these actions may be inadequate. Protection of our intellectual property is subject to many risks, including the following:

•	our pending patent applications may not be granted for various reasons, including the existence of similar patents or defects in the applications; if pending patent applications are granted, they may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

•	we have not applied for copyright registrations with respect to our proprietary rights in our core streaming and data management programs, methods or other ideas, including those related to our MediaConsole, and common law rights associated with copyrights and trade secrets afford only limited protection;

•	our claims of proprietary ownership (and related common law copyright assertions) may be challenged or otherwise fail to provide us with the ability to prevent others from copying our technology;

•	our existing or any future trademark applications may not be accepted or may be pre-empted, and registrations may be canceled or otherwise fail to provide meaningful protection in jurisdictions where we intend to do business; and

•	the validity, enforceability, scope and type of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information we regard as proprietary. Confidentiality may be compromised intentionally or accidentally by contractors, customers, other third parties or our employees. Policing unauthorized use of our products is difficult, particularly outside the U.S. We may expend significant amounts of time and money investigating and asserting claims against third parties. Although we are unable to determine the extent to which piracy of our products and technology exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the extent the U.S. laws do. In addition, others may develop independently equivalent or superior technology or intellectual property rights.

We are dependent upon key personnel who may leave at any time and may be unable to attract qualified personnel in the future which could harm our anticipated growth, implementation of current business plans and may impair our financial performance.

We are highly dependent upon the continued services of our senior management team. As a result of our recent growth and the number of new customers and transactions, we are constantly evaluating our executive and management resources. To the extent our executives officers and managers are parties to employment agreements, such agreements are terminable at will by such employees. If one or more of our executives or senior managers were to leave, particularly if several were to leave within a short period of time, we may experience a significant disruption in our ability to recruit and retain customers, maintain our internal controls, and complete significant transactions in a timely and competent manner. In addition, we may be unable to recruit competent replacement personnel on a timely basis. The loss of the services of key executive or management personnel could harm our ability to execute our business plan and may impair our financial performance.

We may become subject to risks associated with international operations, which could slow our anticipated growth, implementation of current business plans and impair our financial performance.

We plan to expand our marketing efforts in foreign countries, which will involve the establishment of one or more data centers or other bases of operations outside of the U.S. We currently have a data center in the Netherlands. The establishment or expansion of foreign operations involves numerous risks, including without limitation:

•	we may incur losses solely as a result of the fluctuation of the value of the U.S. dollar, as most of our costs will continue to be denominated in dollars, while our revenues may increasingly be denominated in other currencies;

•	we may incur significant costs in order to comply with, or obtain intellectual property protection under, the laws of foreign countries, and even then, foreign courts or other tribunals may decline to honor our intellectual property rights, may not enforce our contracts as written and may impose restrictions, taxes, fines and other penalties that exceed those that would generally be imposed under U.S. laws;

•	we may be the target of anti-U.S. politically motivated actions, including boycotts, sabotage, violence, nationalization of resources or discrimination;

•	costs and risks associated with management and internal controls may increase as our employees and assets are located outside of the southern California region, and increase compliance management and costs with respect to U.S. export control legislation and the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder;

•	if our overseas revenues increase, our dependence on such revenues may also increase, which would make us increasingly subject not only to economic cycles in the U.S., but also to cycles in other nations, which may be more variable than those in the U.S.;

•	we may be subject to tariffs, export controls or other trade barriers; and

•	we may experience increased difficulties in collecting delinquent accounts receivable.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could harm our operating results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain effective internal controls over financial reporting. Beginning December 31, 2006, we are required to furnish annually a report of our management’s assessment of the effectiveness of our internal controls over financial reporting and to cause our auditors to attest to, and report on, our assessment. In addition, effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have not yet completed a report, or undergone an audit on a report, related to management’s assessment of our internal controls. We may identify material weaknesses or other areas in need of improvement in connection with management’s assessment of our internal controls. Separately, our auditors may identify material weaknesses or other areas in need of improvement as part of their review and audit of our internal controls. We could experience significant expenses in connection with the design and implementation of our internal assessment, the audit of our assessment and efforts to remedy any weaknesses identified. In addition, we may fail to identify and remedy weaknesses in our internal controls over financial reporting. Weaknesses in our existing internal controls, or any failure to remedy weaknesses in internal controls in the future, could harm our operating results or cause management to be unable to report that our internal controls over financial reporting are effective.

Increases in government regulation may have an adverse effect on our business and increase compliance costs.

As Internet commerce continues to evolve, and, in particular, as the use of streaming media in markets such as wireless communications increases, we expect that federal, state or foreign legislatures and agencies may adopt laws and regulations affecting our business or our customers, including laws or regulations potentially imposing taxes or other fees on us or our customers, imposing reporting, tracking or other similar requirements or imposing restrictions or standards on us or our customers related to issues such as user privacy, pricing, content and quality of products and services. Such laws and regulations may significantly increase our costs of operations, may expose us to liability or may limit the services we can offer, or may impose similar burdens on our customers, which in turn may negatively impact our business, financial condition and results of operations. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business online or providing Internet-related services such as ours. This could negatively affect both our business directly as well as the businesses of our customers, which could reduce their demand for our services. Tax laws that might apply to our servers, which are located in many different jurisdictions, could require us to pay additional taxes that would adversely affect any profitability we may experience. Internet-related laws remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

If we are found liable for the material that content providers distribute over our network, we could incur material monetary settlements.

The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled in many jurisdictions. We may become subject to legal claims relating to the content disseminated on our network. Lawsuits may be brought against us claiming that material on our network on which one of our customers relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. Such actions could be brought against us in international jurisdictions and defending such actions could be costly and divert management attention. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against, or pay large monetary settlements in connection with, such claims, our financial results could be negatively affected.

Risks Related to Our Stock.

Our common stock has low trading volume, which may make it difficult to dispose of a large number of shares.

Our common stock has only been quoted on The Nasdaq Stock Market, Inc. since June 21, 2006. The volume of trading in our common stock is relatively low, which limits significantly the number of shares that investors can purchase or sell in a short period of time without adversely affecting the market price of our common stock. Consequently, an investor may find it more difficult to dispose of large numbers of shares of our common stock or to obtain a fair price for our common stock in the market.

The market price for our common stock is volatile and may change dramatically at any time.

The market price of our common stock may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, new products or innovations by us or our competitors, the execution or termination of significant customer contracts, significant litigation or other factors or events that could affect our business, financial condition, results of operations or future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

•	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;

•	the interest of the market in our business sector, without regard to our financial condition or results of operations; and

•	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of our common stock, the market price of our common stock could decline significantly. As of August 31, 2006, we had 23,050,385 outstanding shares of common stock. Of these shares, other than the 1,747,312 shares of common stock we issued to EON Streams, Inc. in May 2006, which are “restricted securities” under Rule 144 of the Securities Act of 1933, substantially all of our outstanding shares of common stock may be sold without significant restriction pursuant to resale registration statements that we have filed for the benefit of certain stockholders or pursuant to Rule 144(k) of the Securities Act of 1933.

Our ability to issue preferred stock and common stock may significantly dilute ownership and voting power, negatively affect the price of our common stock and inhibit hostile takeovers.

Under our Articles of Incorporation, as amended, we are authorized to issue up to 10,000,000 shares of preferred stock and 290,000,000 shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

The concentration of our capital stock in the hands of affiliates may limit the voting power of other stockholders and permit affiliates to make decisions benefiting themselves at the expense of stockholders generally.

Our executive officers, directors, affiliates of our officers and directors and other holders of more than five percent of our common stock collectively own or control approximately 50.3% of the voting power of VitalStream. As a result, if such persons act together, they have the ability to effectively control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that benefit themselves at the expense of stockholders generally.

Within the affiliate group as of August 31, 2006, affiliates of Dolphin Equity Partners held 3,190,114 shares, representing 13.84% of the outstanding common stock of VitalStream, and affiliates of WaldenVC held 3,305,959 shares, representing 14.34% of the outstanding common stock of VitalStream. Each of Dolphin Equity Partners and WaldenVC also has contractual rights effectively assuring each of them a seat on our board of directors. As a result of their stock holdings and board seats, Dolphin Equity Partners or WaldenVC may be able to block, or extract concessions or special benefits in connection with, various transactions, including any future financing or business combination transactions.

We have never declared, do not presently intend to declare, and are currently not permitted to declare, dividends with respect to our common stock.

We have never declared dividends on our common stock. We intend to retain earnings, if any, to finance the operation and expansion of our business and, therefore, we do not expect to pay cash dividends on our shares of common stock in the foreseeable future. In addition, restrictive covenants in our financing agreements with Comerica Bank presently prohibit us from paying dividends without the consent of Comerica Bank.

BUSINESS

Overview

We provide solutions for streaming digital media to large audiences over the Internet. Our content delivery network, or CDN, was purpose-built for streaming digital media and enables content owners to monetize their digital media assets via both subscription and ad-based business models. Historically, our core products have been Streaming Service for Flash, Streaming Service for Windows Media and managed hosting and colocation. In May 2006, we launched VitalStream Advertising Services offering proprietary ad selection and ad insertion capabilities, enabling customers to turn existing streaming traffic into content packaged with advertising. Some of our other offerings include Internet Protocol Television, or IPTV, VitalStream Professional Services and VitalStream Small Business Services.

Our target markets are media and entertainment, advertising, social networking websites, small-to-midsize business and small office/home office, corporate communications and educational institutions. Our customers include Fortune 500 corporations, movie studios, news, sports and information providers, music and radio companies, advertising agencies and educational institutions. The content we stream allows viewers to watch movie trailers online, view the latest news clips, take virtual home tours, hear podcasts, watch live sporting events or concerts and participate in video discussions for educational courses. We focus our marketing efforts on industries that we expect to use the Internet to distribute and monetize digital content through subscription, pay-per-view and the sale of advertising.

We believe our recent acquisition of the business of EON Streams, Inc. enhances our position as an end-to-end provider of solutions for content owners, broadcasters and advertisers seeking to generate revenues through the distribution of their content over the Internet. The core of this technology offering, renamed VitalStream Advertising Services, consists of proprietary ad selection and ad insertion capabilities. This advertising solution is designed to add live, targeted, online audio, video and rich media ads to enhance our customers’ audio and video streams based on audience demographics such as age, gender, geographic location and income level. Through dynamic ad insertion, media companies and content providers are able to generate new sources of revenue from existing content, and advertisers gain an additional channel to reach consumers. To date, we have not generated significant revenues from VitalStream Advertising Services. We anticipate recognizing revenue in the fourth quarter of 2006 for VitalStream Advertising Services, pursuant to contracts executed during the third quarter of 2006.

With the recent advances in streaming technology and continued growth in the number of people using broadband Internet connections, the Internet has become a widely used global medium for distributing audio content, video content, and integrated, interactive, or rich media content. The two primary platforms we use to stream digital content are Adobe’s Macromedia Flash and Microsoft’s Windows Media. Flash is a software development application for creating Internet and rich interactive applications that integrates animations, motion graphics, sound, text and video functionality for deployment via the Internet to browsers and other devices that run the Macromedia Flash Player. Windows Media is a software development application for deploying audio and video files via the Internet to browsers and other devices that contain Windows Media Players. To support our streaming service for Flash and Windows Media customers and to leverage our CDN, we offer managed hosting and colocation services. We provide server hardware, bandwidth and continuous system administration, including server and network monitoring, reporting, ongoing maintenance, security and backup to our hosting customers. We provide secure space and an Internet connection to our colocation customers who monitor and control their servers and switching hardware.

As an Internet CDN provider specializing in the delivery of streaming content, we believe that we are well positioned to serve companies that are challenged by the complexities involved in deploying streaming media solutions on the Internet. Our products and services are designed to address this complexity by bringing together the hardware, software and solutions necessary to enable customers to deliver rich media content in an integrated and reliable fashion. We combine these products with a team of sales people and technicians who we believe are among the most experienced in Flash and Windows streaming in the industry. We believe our solution enables our customers to realize revenues from their digital media assets while limiting expenses related to additional information technology staff and internal infrastructure build-ups.

A distinctive element of our solution is MediaConsole, which provides our customers with efficient tools to manage, deliver and protect their digital media projects. The real time reporting capabilities of MediaConsole are designed to enable our customers to better understand the behavior (such as viewing or listening habits) of their audiences. Using MediaConsole our customers are able to determine when their content is being broadcast over the Internet and, as a result, can insert advertising into the content and charge listeners and viewers via numerous content delivery rules, including pay-per-view and subscription offerings.

Industry Overview

Broadband proliferation is fueling the accelerating growth in streaming media. According to an In-Stat report dated March 2006, worldwide broadband subscribers are expected to grow to 238 million in 2006 and to 280 million in 2007 from 194 million in 2005, representing annual growth of 22.7% and 17.6%, respectively. Largely due to this growth in broadband, the Internet has become a widely used global medium for distributing and receiving audio and video content. According to a February 2006 report published by Accustream Research, video streams rose by 50.2% in 2005 to approximately 18 billion and are forecast to grow by 32% in 2006 to over 23 billion served and by another 26% to over 29 billion served in 2007. As the volume and quality of dynamic content progresses, viewers of all ages are spending more and more time surfing the Internet.

As the demand for dynamic content on the Internet continues to accelerate, it is creating significant changes in the media and advertising market. Historically, content delivery over the Internet has been a cost center allocated to a media company’s sales and marketing budget. Content owners have been reluctant to deliver key digital and audio assets over the Internet due to the limited alternatives for direct monetization and the potential to cannibalize their existing revenue streams. However, the growth of broadband and related streaming capabilities has created new avenues for both content providers and advertisers to reach their respective consumer markets, and is enabling them to monetize their content directly through targeted ad insertion and pay per view. As a result advertisers are in the initial stages of shifting a significant portion of their ad spend to the Internet. Data regarding views per ad and ad spending suggest that branded advertisers have underallocated ad spending on the Internet as compared to television and other forms of media. According to the May 2005 Forrester Research report entitled U.S. Online Marketing Forecast: 2005 to 2010 published in June 2006, during 2004, the online audience was over five times greater than its percentage share of advertising dollars versus television, print and radio media. We believe networks and media companies have taken note of this fact and are now aggressively pushing television content to the Internet in an effort to better monetize and re-position their media assets. This trend is exemplified by CBS’s decision to stream live two of its most valuable sporting events, the NCAA men’s basketball tournament and the Masters golf tournament. Although these and other recent examples of this practice have been presented as tests, they indicate that the networks and media companies are interested in and aware of the ongoing growth in the number of consumers who choose to view content on the Internet and the associated advertising which may follow that viewership.

The adoption of the Internet by businesses for both internal and external facing applications is a key growth driver of Internet streaming and related industries. Next generation business applications are focusing on communications to customers, employees, and partners over the Internet or through the use of Intranets, including employee training, sales calls, delivery of rich media advertising messages, product launches, press and other video conferencing and presentations.

Target Markets

We currently serve a broad customer base including Fortune 500 corporations, movie studios, news, sports and information providers, music and radio companies, advertising agencies and educational institutions. The content we stream allows viewers to watch movie trailers online, view the latest news clips, take virtual home tours, hear podcasts, watch live sporting events or concerts and participate in video discussions for educational courses. We focus our marketing efforts on industries that we expect to use the Internet to distribute and monetize digital content through subscription, pay-per-view and the sale of advertising products and services we provide. Our customers generally fall into one of six categories: media and entertainment; advertising; social network websites; small-to-midsize business and small office/home office, or SMB/SOHO; corporate communications and educational institutions.

Media and Entertainment

Media and entertainment companies include, but are not limited to, movie studios, filmmakers, TV producers, news networks, talk shows and sports broadcasters. We help these companies encode and broadcast movie trailers, full-length films, pay-per-view movies, news clips, sitcom episodes and live broadcasts. Our MediaConsole permits our customers to track the number of viewers, manage customer subscriptions and track pay-per-view fees.

Radio stations use streaming technology to expand the reach of their broadcast. By streaming their programming over the Internet, they make it available to a wider audience. This allows stations to provide sponsors and advertisers access to demographics that are unreachable by conventional broadcast signals. In addition, musicians, record companies and online music retailers use streaming technology to permit potential customers to listen to short samples of their music prior to purchasing a song or CD.

Online Advertising, Advertising Agencies and Rich Media

Rich media advertising is online advertising that is technologically enhanced with movement, sound or video. Traditional print and television advertising is generally expensive and makes assumptions about the audience based on the content being delivered. Online advertising can be highly cost-effective and has the ability to either narrowly target specific demographics or reach a broad audience. Unlike print and television advertising, rich media can deliver instant, detailed feedback, including how many seconds each viewer spent viewing an ad, where the viewer lives, where the viewer clicked to next and how many unique visitors viewed the ad. Rich media can also provide a call to action, which encourages or requires users to submit demographic data in real time, by completing a form, or making an online purchase.

As more companies incorporate online advertising into their media plans, we believe advertising agencies will need to offer their clients a complete solution, and will need a reliable CDN partner to stream rich media ads over the Internet. Our products and services are designed to help advertising agencies broadcast the rich media ads they create to their clients’ audience.

Social Networking Websites

Internet-based social networks have been in existence for approximately ten years, beginning with the launch of Classmates.com in 1995. We believe that there are currently over 200 social networking sites. We currently provide streaming services to Internet-based social networking companies seeking to offer their users the ability to easily share both audio and video objects with their their circle of friends and other users. We believe growth opportunities exist within this target market, both with our core products and services as well as with our advertising services, which opportunities we believe could provide us with significant revenue in the near future.

SMB/SOHO

Our self service, automatic streaming product is available for the small or home business customer. Customers generally can be set up in minutes to stream content, such as education seminars, live high school sporting events or interactive audio and video of, for example, a bride-to-be trying on wedding dresses in her local store. The automation and self-provisioning elements of our small business platform make streaming solutions available to a wide range of users.

Corporate Communications

Delivering corporate communications via video over the Internet is a growing need for a variety of corporations. This type of communication vehicle is appropriate for a range of companies including retailers, manufacturers, medical institutions, service companies and faith-based entities. Companies are increasingly using electronic communications to operate faster and more efficiently. Companies can reduce travel costs by using streaming technology to hold meetings and to deliver internal communications. Additional corporate uses of streaming media include online advertising, online trade shows, press conferences, employee training, product demonstrations and investor presentations.

Educational Institutions

Most educational institutions today are equipped with broadband connections and have Internet-savvy students. By using streaming technology, these institutions can broadcast prerecorded audio and video and broadcast live lectures events, which allow students to take courses at their convenience. Other events such as sports and music performances can also be broadcast.

Growth Strategy

Our objective is to be a worldwide leader in the delivery of rich media content over the Internet. To do so, we will need to expand our market penetration, and attain and maintain profitability. Key elements of our strategy include:

•	Build out our advertising solution. As online viewership increases, we believe that content providers will increasingly seek to monetize their digital content through advertising. We believe that our online advertising solution, which supports ad insertion, ad trafficking and ad reporting, represents a cost-effective solution for monetizing digital content. Potential customers for these services include both content providers and advertisers. Potential revenue streams from this business include fees from licensing the technology to content providers, fees from selling advertisements on behalf of the content providers and fees from ad placement on behalf of advertisers. We plan to invest in and grow our sales force that is specifically targeted at the ad insertion opportunity.

•	Expand international market penetration. We believe the media content delivery market represents a significant global market opportunity. We intend to leverage our existing product, sales channel and planned network investment to grow our international customer base by expanding and developing international resellers and OEM relationships to complement our direct sales force. On August 10, 2006, we announced the opening of our Amsterdam data center. We intend to continue to expand our operations in Europe and to expand into selected Asia Pacific markets in the first half of 2007.

•	Optimize and increase our network capacity. We believe building additional network capacity will best meet the needs of our current and future customers. Our current architecture is designed to scale as customer demand increases. We plan to build out additional data centers and expand capacity at our existing data centers in order to meet expected future customer demand. We intend to further optimize our network infrastructure and grow bandwidth in target geographies, such as Europe and Asia, where we believe the greatest growth potential exists.

•	Maintain focus on the growing market for streaming services. We believe Internet-based streaming of rich media represents a large and growing opportunity that can support our continued growth for the foreseeable future. As viewership of streaming media content continues to grow, we expect that demand for our core services will expand. We expect to increase revenue by selling additional products and services to existing customers and increasing the utilization and reliance of our services per customer.

•	Develop and enhance features, services and sales channels. We intend to develop and enhance content delivery features and services in order to expand our current offering. New service offerings, such as Media Player for Flash, VitalStream Advertising Services, Content Delivery Services, Secure Flash Video Streaming and Professional Services have enhanced our product and service offering. We intend to continue to develop new tools and technologies to further provide our customers with new solutions in order to increase the value we provide while leveraging the scalability of our business. We also intend to expand our direct sales force and our indirect distribution channels. We believe there are opportunities to market and sell our solutions through resellers and OEM relationships in order to reach certain market segments that would be more difficult or expensive to target with a direct sales force.

•	Selectively pursue strategic acquisitions. The fragmented nature of our market provides opportunities for selective acquisitions. We have acquired and integrated several private companies to date, and we intend to continue to identify and acquire companies and technologies that could expand our solutions’ feature set and functionality and provide access to new customers and markets.

Our Solution

We focus on providing market-leading streaming media solutions, with customized products and services that allow companies to tailor the way they broadcast, manage, and track the content they are delivering over the Internet. The foundation of our solution is our next generation CDN upon which we have built product and service offerings to meet our customer’s needs. Our CDN and product and service offerings are designed to enable our customers to monetize their digital media assets through subscription, pay-per-view and advertising-based business models. The key components of our solution include:

Our Purpose-Built Content Delivery Network

Next Generation Cluster Architecture

Our network is designed to optimize delivery of streaming media content, which is a very demanding network application. The network incorporates high-performance equipment with 10 Gigabit uplinks to multiple tier-1 network providers and geographic diversity. The network is comprised of multiple data centers containing distributed server clusters. This multi-homed network helps minimize exposure at congested peers. Our close proximity to other backbone providers ensures we can quickly add bandwidth when needed. Distributed clustering technology for streaming and hosting services allows us to scale the network based on customer demand.

Our network is protected by advanced security systems, including firewalls, proxies and private networking to protect critical systems from intruders. We continuously monitor for security vulnerabilities and malicious activity and employ a staff of security experts to respond to security-related incidents. Additionally, we provide various encryption and digital rights management, or DRM, services that allow our customers to protect their content on our network. We have six strategically located data centers, and we colocate servers at additional secure carrier-neutral data centers for streaming media delivery.

Optimized Routing

We have connections to multiple tier-1 backbone providers and offer other features designed to ensure the rapid flow of data over the Internet. In addition to these basic features, we use RouteScience adaptive networking software, or ANS, a route optimization technology designed to ensure delivery of content over our network through the most efficient path to its audience. In 2005, we added Radware technology which utilizes an integrated application delivery solution and automatically distributes user requests based on network and server loads, connecting users to servers in multiple data centers over the most efficient network path. Our system monitors, assesses, and adjusts our network delivery infrastructure in an attempt to ensure optimal application availability and performance by adjusting traffic paths in real time.

MediaConsole

Our proprietary streaming and content management software is called MediaConsole, which allows our customers to use one application to manage their Flash and Windows Media files. MediaConsole enables our customers to:

•	determine when content will be available for broadcast over the Internet;

•	insert advertising and branding into the content;

•	use Web pages that surround movies with custom graphics and advertisements to attract and interact with prospective audience members;

•	use “point-and-click” features to manage the streaming process;

•	view detailed audience reports in near real-time; and

•	implement DRM solutions to charge listeners and viewers of Windows Media streams using numerous content delivery rules.

Each of these components is provided at a base level to all of our streaming customers through MediaConsole. For an additional fee, advanced DRM, reporting and other features are available. DRM is not currently available with Flash.

A customer using MediaConsole can request a number of additional features without needing to contact our customer service representatives. This automation allows us to minimize personnel costs. Customers typically commit to a monthly fee for streaming services, based on the volume and complexity of their specific solution. Customers using both our streaming and our hosting services can use MediaConsole to perform website management tasks such as traffic reporting, e-mail account setup, e-mail forwarding and Web-based e-mail access.

Our Core Products—Enterprise Level

Streaming Service for Flash

We were the first partner to work hand-in-hand with Macromedia, which was acquired by Adobe Systems in December 2005, to develop a Flash streaming platform. The platform utilizes Adobe’s Flash Communication Server software in combination with our streaming, storage and supporting software and targeted reporting technologies to enable viewing of Flash streaming content over the Internet. We believe we are the most experienced Flash video streaming service provider. Our Streaming Service for Flash is designed to be reliable, interactive and easy to use, giving our customers the opportunity to utilize their existing Flash development environment and streamlining their workflow. The VitalStream Flash Streaming Service permits our customers to upload files to our streaming network without having to set up and maintain video servers.

In September 2005, we were the first Adobe Flash video streaming service provider to announce support for Flash Player 8 and Flash Media Server 2.0. Flash Player 8 offers enhanced capabilities for interactive video, which enables our customers to deliver high-quality video at the smallest file sizes while ensuring faster and smoother video playback. These enhancements significantly improve the overall viewing experience of streaming video.

Streaming Service for Windows Media

We believe our Streaming Service for Windows Media is ideal for businesses seeking to distribute or sell high-quality video over the Internet, while maintaining maximum control of their content. Windows Media is a flexible platform that makes it possible for businesses to protect and deliver live events, corporate presentations, news, sports, music, entertainment events or movies with the confidence that the digital media files will stay protected, no matter how they are distributed. We have been a Microsoft Premier Certified Hosting Service provider since October 2002. We utilize Streaming Service for Windows Media server software in combination with our streaming, storage and supporting software and targeted reporting technologies to enable viewing of Windows Media streaming content over the Internet.

VitalStream Advertising Services

Our recent acquisition of EON Streams enhances our position as an end-to-end provider of solutions for content owners, broadcasters and advertisers seeking to generate revenues through the distribution of their content over the Internet. At the core of our technology, acquired from EON Streams, are proprietary ad selection and ad insertion capabilities, which can enable customers to turn existing traffic into content packaged with advertising. This technology can add live, targeted online audio, video and rich media ads to our customers’ audio and video streams based on audience demographics such as age, gender, geographic location and income level.

Our VitalStream Advertising Services also include our selling of advertisements on behalf of the content providers and our placement of advertisement in streamed audio and video content on behalf of advertisers. We generally expect fees for such services to be earned as a commission or a share of revenue.

Content Delivery Service

Our customers often need to utilize download services as part of their business solution. In response to this customer demand, we provide file download services. Businesses that stream their media assets can use our Content Delivery Service to download critical content including HTML, graphics, media files, software and podcasts to their customers.

Managed Hosting and Colocation Services

Hosting is the storing and serving of computer files for Internet delivery. We provide server hardware, bandwidth and continuous system administration, including server and network monitoring, reporting, ongoing maintenance, security and backup. Our hosting customers provide and manage their application software on our hardware and network. We provide and maintain the server hardware, operating system, rack space, power and bandwidth. We also offer optional services for an additional fee. We deliver our services using the Linux and the Microsoft Windows Server 2000 and 2003 platforms.

Colocation is the business of providing secure space and an Internet connection for customers to maintain their own servers and other related equipment. We provide colocation services to customers wanting to run their servers in one of our data centers in order to take advantage of our network infrastructure. Colocation customers monitor and control these servers and switching hardware, which they can purchase or rent from us. We provide rack or cabinet space, telco-grade connections to the Internet, an IP address, network cabling, a power source, reporting and other related services. By providing colocation services, we can leverage economies of scale, allowing us to offer a high quality of service for a reasonable fee.

Small Business Services, Small Office, Home Office—Our Core Products

VitalStream Small Business Services is an easy-to-use, self-service solution available over the Internet at affordable entry-level price points extend the reach of streaming media to a new market segment. This turnkey product extends the reach of streaming media to a new market segment and provides us the opportunity to gain small business customers while also providing an up-sell path as those small businesses grow into enterprise entities.

Other Products and Services

IPTV

IPTV is a system through which a digital television service is delivered using the Internet Protocol over a network infrastructure, as opposed to through traditional formats or cable. For residential users, this type of service is often provided in conjunction with Video on Demand and may be combined with Internet services such as Web access and VoIP, which combination of services may then be called Triple Play or Quadruple Play, and is typically supplied by a broadband operator using a single infrastructure. For business use, IPTV may be used to deliver television content over corporate LAN’s and business networks, among other things.

Historically, IPTV technology has been restricted by slow download speeds. In the coming years, however, residential IPTV is expected to grow at a brisk pace as, according to In-Stat, broadband is now available to more than 200 million households worldwide. Many of the world’s major telecommunications providers are exploring IPTV as a new revenue opportunity within their existing markets, and as a defensive measure against encroachment from more conventional cable television services.

We currently enable IPTV content to be delivered over our world-wide CDN in either the Flash or Windows format. Today, we provide the network transit, reporting and dashboard services, and are currently expanding our offering to include a complete software service to allow content owners to manage their broadcast encoders, create and manage stations and offer a full back-office/billing environment. We are also developing technology that will be designed to offer content owners the ability to insert demographically targeted ads to television stations. We expect to offer this technology in late 2006 or early 2007.

VitalStream Professional Services

We officially launched VitalStream Professional Services in late 2005 to assist our customers in building customized solutions for their specialized business models. Through internal and external resources, VitalStream Professional Services designs, builds and deploys custom solutions, such as video players, user interfaces, advertising components, control panels for content management and reporting, authentication web services and Flash Communication Server applications. These solutions are fully integrated into our CDN. We also design, build and deploy web applications that feature video or audio streaming and interface with existing customer systems. Professional service fees vary by project.

License Agreements

Adobe Flash

We entered into a Flash Communication Server License Agreement dated November 17, 2003, as revised by amendments Nos. 1 through 5, with Adobe Systems, as successor to Macromedia, so that we can use Adobe’s Flash Communication Server products to deliver Flash Video. Under the agreement, we pay quarterly royalties, maintenance and support fees, which fees are based upon use of the Adobe software. These fees are offset by required prepayments. The agreement also requires that we meet the requirements of a marketing program regarding logo presentation, product development, website listing, press releases and use of names and logos. The agreement is for a limited term, after which our use of Flash could be terminated, and is subject to termination following a material breach. Our license with Adobe terminates in December 2006. We have two successive one-year options to renew this license. The agreement also includes standard terms, including indemnification, audit rights and prohibition of assignment provisions.

Microsoft Windows Media

On February 1, 2004, we entered into a three year Microsoft Services Provider License Agreement with Microsoft Licensing, GP to license certain Microsoft software products to provide software services to our customers.

At the end of the three year term, if we have continuing obligations to provide services to our customers using the Microsoft software products, we may extend the term of the agreement if we are not in breach of the agreement and if we comply with the notification requirements under the agreement for the duration of our obligations to our existing customers.

Microsoft has various rights to terminate the agreement and our licenses, including if we are in breach of any of the provisions or use any of the licensed software in an unauthorized manner or infringe upon any of Microsoft’s intellectual property rights, or do not use any Microsoft products for 6 months. Microsoft may also terminate the agreement if we fail to maintain our Microsoft certifications.

We are obligated to flow down specific terms to our customers, and this requirement may limit our flexibility in how we offer products and services. We are also required to keep accurate records of the use of Microsoft products. Microsoft has the right to verify such records.

Customers

Our top ten customers by revenue for the six months ended June 30, 2006 accounted for 52% of our revenue for that period. Our top ten customers accounted for 52% of our revenue in 2005 and accounted for 48% of our revenue in 2004.

During the six months ended June 30, 2006, MySpace, Inc. accounted for 33% of our revenue. Our current agreement with MySpace, Inc. expires on September 30, 2006, and we expect that extensions or renewals of our agreement, if any, will be of short durations or terminable upon short-term notice. If MySpace, Inc. elects not to continue our agreement or reduces its usage of our CDN, our revenues will decrease. During 2005, Comcast Corporation, MySpace, Inc. and World Netmedia, LLC accounted for approximately 14%, 11% and 11% of our revenue, respectively. During 2004, World Netmedia, LLC and Hypermedia Systems, Inc. accounted for approximately 18% and 10% of our revenue, respectively. Several additional customers individually accounted for between 1% and 9% of our revenues during the six months ended June 30, 2006 and during 2005 and 2004.

Customer Support

We are committed to providing high quality customer support to facilitate the success of our customers’ on-line efforts. Customer support representatives are available to answer calls year round at any time, day or night. Our live support team consists of highly trained customer support representatives, software engineers and network engineers that are on duty to identify and resolve customer concerns. We assign priorities to differing customer requests and incidents. High-level requests and incidents receive a higher level customer support and engineering attention and faster response time than low-level requests and incidents.

Sales and Marketing

As of August 31, 2006, our 19 sales and five marketing professionals were located in three offices in the United States and one office in Europe. Our sales team is focused in the following areas: lead generation, direct, account management, channel, enterprise, advertising, international and professional services. The largest component of our current sales team is direct, and targets traditional media and entertainment companies and other content owners. We expect significant growth to occur in the advertising component of our sales team. This group will focus on advertisers seeking to capitalize on the growth in online viewership through targeted ad insertion. As we expand our international operations, we expect to add international sales and marketing professionals.

To support our sales efforts and promote our brand, we conduct comprehensive marketing programs. Our marketing strategies include co-marketing with key technology partners, an active public relations campaign, channel partnerships, on-line advertisements, tradeshows, targeted print advertisements and on-going customer communications programs.

Co-Marketing through Key Technology Partners

Co-marketing involves cross-promotion of both our and our co-marketing partners’ products and services. In 2002, we entered into a co-marketing arrangement with Microsoft. Currently we support and promote Microsoft’s Windows Media 10 software in exchange for Microsoft promotion of our products through its Windows Media website. In September 2003, we entered into a co-marketing arrangement with Macromedia, now Adobe. We currently support and promote the Flash Media Server 2.0 software through the Flash Video Streaming Service in exchange for Adobe’s promotion of our services through its sales force and its website.

Public Relations Campaign

Our active public relations program enhances our industry presence and extends our brand awareness through press releases, media and analyst briefings, media tours and regular media outreach.

Selling Through Channels

We also market our products through channel and OEM relationships. We have relationships with production companies, advertising agencies, Web designers and technology companies which from time to time refer customers to us. In 2005, we launched several OEM relationships with leading software providers, such as Serious Magic and On2, that extend our reach into the consumer market through our VitalStream Small Business Services offering.

Internet Marketing

We engage in various forms of Internet, or online marketing programs through online banner ads and use pay-per-click search engine marketing. We maintain a comprehensive website with information about our products and services. Our website offers a customer showcase that features working examples of streaming media projects. In addition, visitors to our website can view electronic literature, request additional information or special offers, select products and services and place orders.

Print Advertising and Other Marketing

We periodically advertise in industry print publications. We measure the responses received by each publication and adjust the distribution of our print advertising accordingly. Our tradeshow schedule is designed to ensure our presence in the industry, drives awareness of our brand and is part of our lead generation efforts.

Competition

We are considered to be an Internet CDN specializing in streaming media. We believe that our principal streaming media competitors include Akamai Technologies, VeriSign (through its recent acquisition of Kontiki), Limelight Networks and Nine Systems. Companies that may emerge as principal competitors in the near future include ROO Group, Mirror Image and private companies of which we are unaware that have, or are developing, streaming and related technologies. As we expand our advertising sales efforts, we may experience competition from traditional advertising companies and new entrants into the online advertising market. We also compete for customers who support their streaming and encoding in-house. Our hosting, colocation, content delivery services and other services compete with larger Internet providers such as AT&T and SAVVIS. The market for our products and services is highly competitive. The CDN sector is evolving and growing rapidly, and companies are continually introducing new products and services.

We compete on the depth of our product offerings, the performance and quality of our services, the scalability and reliability of our network, our expertise and experience in streaming media, ease of implementation, price, and customer support. Our relative strengths and weaknesses vary on a competitor by competitor basis. In general, our relative strengths include the reliability of our network, our expertise in streaming media and our tools for reporting and content management. Our relative weaknesses against our stronger competitors include the smaller size of our network, absence of significant international presence and limited experience with downloadable media.

Many of our existing and potential competitors have longer operating histories, larger customers, greater financial strength and more recognized brands in the industry. These competitors may be able to attract customers more easily because of their financial resources and awareness in the market. Our larger competitors can also devote substantially more resources to business development and may adopt more aggressive pricing policies.

Intellectual Property

We will be able to protect our technology from unauthorized use by third parties only to the extent that our technology is covered by valid and enforceable patents or copyrights or effectively maintained as trade secrets and able to be utilized without infringing the proprietary rights of others. Our success in the future will depend in part on obtaining patent protection or maintaining trade secret protection for our technologies.

As part of our acquisition of EON Streams in May 2006, we acquired the rights to two patent applications pending with the U.S. Patent and Trademark Office related to ad insertion technology. As part of our acquisition of PlayStream in April 2005, we acquired the rights to a patent application pending with the U.S. Patent and Trademark Office related to a distributed link processing system and certain copyright registrations. These patent applications are still pending. It is possible the pending applications may not be granted or may be challenged or invalidated. We have not registered copyrights or patents on our core streaming and data management programs, methods, or other ideas. While some of our computer code may have common law copyright protection, common law rights associated with copyrights and trade secrets afford only limited protection.

We have registered the VitalStream®, MediaConsole®, NetCluster®, PlayStream®, Playstream.com® and Digital Rights Media® trademarks with the U.S. Patent and Trademark Office and have filed an application for the registration of the trademark MediaOps™. We have also registered these marks in the European Union and some of them in certain additional foreign jurisdictions. Despite our efforts, it is possible that the scope of protection gained from seeking trademark registration will be insufficient or that the registration may be deemed invalid or unenforceable.

We seek to protect many of our innovations as trade secrets and principally rely upon trade secret and contract law in the United States to protect our proprietary rights. We generally enter into confidentiality agreements, “work-made-for-hire” contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our technologies, content and other proprietary information. For example, where consultants develop copyrighted content for us, our general policy is to use written agreements prior to content creation to obtain ownership of that content. We also generally do not grant to our customers rights to access our software source code. These agreements and our policies are intended to protect our intellectual property, but we cannot assure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or unauthorized disclosure. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, our efforts may not be sufficient or successful. It may be possible that some of our innovations may not be protectable. The steps that we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights at all, or as fully as in the United States. Confidentiality may be compromised intentionally or accidentally by contractors, customers, other third parties or our employees. If third parties were to use or otherwise misappropriate our source code, other copyright materials, trademarks, service marks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in costly and distracting litigation to enforce our rights.

We cannot prevent piracy of our software, methods and features, and we cannot determine the extent to which our software, methods and features are being pirated. In addition, the laws of some foreign countries do not protect our proprietary rights as well as the laws of the United States.

Employees

As of August 31, 2006, we had a total of 99 employees. None of our employees are represented by a collective bargaining agreement, and we have not experienced any work stoppage. We consider our relationship with our employees to be good.

Facilities and Properties

We do not own any real property. Our principal office is located at One Jenner, Suite 100, in Irvine, California, which includes our executive offices and a data center. We also have offices in Los Angeles, California, Knoxville, Tennessee, New York, New York and Seattle, Washington. We lease facilities under various lease arrangements, with lease terms ranging from month-to-month to six years.

We have six strategically located data centers:

•	Los Angeles, California;

•	Irvine, California;

•	Seattle, Washington;

•	Ashburn, Virginia;

•	Atlanta, Georgia; and

•	Amsterdam, Netherlands.

We do not have any commitments to lease additional office and data center space. The lease with respect to our principal office expires in October 2006, and we are seeking alternative or additional space in the greater Orange County, California area.

Legal Proceedings

In the ordinary course of our business, we become involved in certain legal actions and claims, including lawsuits, administrative proceedings, regulatory and other matters. Although we believe that the resolution of pending or threatened proceedings will not materially affect our business, we can provide no assurances in that regard.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit	Location

10.1	Amendment No. 5 to Macromedia Flash Communication Server License Agreement*	Filed herewith

*	Portions of this Exhibit have been omitted pursuant to Rule 24b-2, are filed separately with the SEC and are subject to a confidential treatment request. This amendment was previously filed as Exhibit 10.3 to Amendment No. 1 on Form 10-Q/A filed with the SEC on July 5, 2006. It is being re-filed in order to include certain term extension information that was previously omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalStream Holdings, Inc.

Dated: September 13, 2006	By	/s/ Eric L. Mersch
Eric L. Mersch
Chief Financial Officer